                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 ------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                              TO RULE 13d-2(b)/1/


                           AXYS PHARMACEUTICALS INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   054635107
                                  CUSIP Number


                                 March 15, 2001
                                 --------------
                         (Date of Event which requires
                           filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ]  Rule 13d-1(b)
                               [X]  Rule 13d-1(c)
                               [ ]  Rule 13d-1(d)


------------
        /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================


  CUSIP NO.  054635107                13G               Page 2 of 21 Pages
           -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        The Bay City Capital Fund I, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,379,310
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,379,310
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        1,379,310
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
        3.48%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

  CUSIP NO.  054635107                13G               Page 3 of 21 Pages
           -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        The North American Nutrition & Agribusiness Fund, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,103,448
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,103,448
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        1,103,448
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
        2.79%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        PN

------------------------------------------------------------------------------

  CUSIP NO.  054635107                13G               Page 4 of 21 Pages
           -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Bay City Capital LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,482,755
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,482,755
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        2,482,755
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
        6.72%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        OO

------------------------------------------------------------------------------

  CUSIP NO.  054635107                13G               Page 5 of 21 Pages
           -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Bay City Capital Management LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,379,310
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,379,310
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        1,379,310
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
        3.48%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        OO

------------------------------------------------------------------------------

  CUSIP NO.  054635107                13G               Page 6 of 21 Pages
           -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      BCC Acquisition III LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,103,448
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,103,448
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,103,448
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
      2.79%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      OO
------------------------------------------------------------------------------

  CUSIP NO.  054635107                13G               Page 7 of 21 Pages
           -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      NANA Management, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,103,448
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,103,448
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,103,448
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11

      2.79%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

CUSIP No. 054635107                   13G                Page 8 of 21 Pages


ITEM 1.      Issuer's Name and Address of Principal Executive Offices:
             --------------------------------------------------------

             (a)  AXYS PHARMACEUTICALS INC.

             (b)  180 Kimball Way
                  South San Francisco, CA 94080

ITEM 2.      Information Concerning Person Filing:
             ------------------------------------

             (a)  The Bay City Capital Fund I, L.P.

             (b)  750 Battery Street, Suite 600
                  San Francisco, California 94111

             (c)  Delaware

             (d)  Common Stock

             (e)  054635107

ITEM 3.      Status of Person Filing:
             ------------------------

             Not applicable.

ITEM 4.      Ownership:
             ---------

             (a) 1,379,310. The Bay City Capital Fund I, L.P. acquired 1,379,310 shares of the Issuer on March 15, 2001 through its exercise of an option.

             (b)  3.48%

             (c)  (i)   Sole power to vote or direct vote: 0 shares
                  (ii)  Shared power to vote or direct vote: 1,379,310 shares
                  (iii) Sole power to dispose or to direct the disposition:
                        0 shares
                  (iv)  Shared power to dispose or direct the disposition:
                        1,379,310 shares

ITEM 5       Ownership of Five Percent or Less of a Class:
             --------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.      Ownership of More Than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------

             Not applicable.

ITEM 7.      Identification and Classification of Subsidiary:
             -----------------------------------------------

CUSIP No. 054635107                   13G                Page 9 of 21 Pages


             Not applicable.

ITEM 8.      Identification and Classification of Group:
             ------------------------------------------

             Not applicable.

ITEM 9.      Notice of Dissolution of Group:
             ------------------------------

             Not applicable.

ITEM 10.     Certification:
             -------------

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 054635107                   13G                Page 10 of 21 Pages



ITEM 1.      Issuer's Name and Address of Principal Executive Offices:
             --------------------------------------------------------

             (a)  AXYS PHARMACEUTICALS INC.

             (b)  180 Kimball Way
                  South San Francisco, CA 94080

ITEM 2.      Information Concerning Person Filing:
             ------------------------------------

             (a)  The North American Nutrition & Agribusiness Fund, L.P.
                  ("NANAF")

             (b)  750 Battery Street, Suite 600
                  San Francisco, California 94111

             (c)  Delaware

             (d)  Common Stock

             (e)  054635107

ITEM 3.      Status of Person Filing:
             ------------------------

             Not applicable.

ITEM 4.      Ownership:
             ---------

             (a) 1,103,448. NANAF acquired 1,103,448 shares of the Issuer on March 15, 2001 through its exercise of an option.

             (b)  2.79%

             (c)  (i)   Sole power to vote or direct vote: 0 shares
                  (ii)  Shared power to vote or direct vote: 1,103,448 shares
                  (iii) Sole power to dispose or to direct the disposition:
                        0 shares
                  (iv)  Shared power to dispose or direct the disposition:
                        1,103,448 shares

ITEM 5       Ownership of Five Percent or Less of a Class:
             --------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.      Ownership of More Than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------

             Not applicable.

CUSIP No. 054635107                   13G                Page 11 of 21 Pages



ITEM 7.      Identification and Classification of Subsidiary:
             -----------------------------------------------

     Not applicable.

ITEM 8.      Identification and Classification of Group:
             ------------------------------------------

     Not applicable.

ITEM 9.      Notice of Dissolution of Group:
             ------------------------------

     Not applicable.

ITEM 10.     Certification:
             -------------

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 054635107                   13G                Page 12 of 21 Pages




ITEM 1.      Issuer's Name and Address of Principal Executive Offices:
             --------------------------------------------------------

     (a)             AXYS PHARMACEUTICALS INC.

     (b)             180 Kimball Way
                     South San Francisco, CA 94080

ITEM 2.      Information Concerning Person Filing:
             ------------------------------------

     (a)             Bay City Capital LLC ("BCC")

     (b)             750 Battery Street, Suite 600
                     San Francisco, California 94111

     (c)             Delaware

     (d)             Common Stock

     (e)             054635107

ITEM 3.     Status of Person Filing:
            ------------------------

            Not applicable.

ITEM 4.     Ownership:
            ---------

     (a) 2,482,755. BCC, in its capacity as adviser to both The Bay City Capital Fund I, L.P. and NANAF, may be deemed to beneficially own 2,482,755 shares of the Issuer.

     (b)    6.27%

     (c)    (i)   Sole power to vote or direct vote: 0 shares
            (ii)  Shared power to vote or direct vote: 2,482,755 shares
            (iii) Sole power to dispose or to direct the disposition:
                  0 shares
            (iv)  Shared power to dispose or direct the disposition: 2,482,755 shares

ITEM 5       Ownership of Five Percent or Less of a Class:
             --------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.      Ownership of More Than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------

             Not applicable.

CUSIP No. 054635107                   13G                Page 13 of 21 Pages


ITEM 7.      Identification and Classification of Subsidiary:
             -----------------------------------------------

             Not applicable.

ITEM 8.      Identification and Classification of Group:
             ------------------------------------------

             Not applicable.

ITEM 9.      Notice of Dissolution of Group:
             ------------------------------

             Not applicable.

ITEM 10.     Certification:
             -------------

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 054635107                   13G                Page 14 of 21 Pages




ITEM 1.      Issuer's Name and Address of Principal Executive Offices:
             --------------------------------------------------------

     (a)             AXYS PHARMACEUTICALS INC.

     (b)             180 Kimball Way
                     South San Francisco, CA 94080

ITEM 2.      Information Concerning Person Filing:
             ------------------------------------

     (a)             Bay City Capital Management LLC

     (b)             750 Battery Street, Suite 600
                     San Francisco, California 94111

     (c)             Delaware

     (d)             Common Stock

     (e)             054635107

ITEM 3.      Status of Person Filing:
             -----------------------

             Not applicable.

ITEM 4.      Ownership:
             ---------

     (a) 1,379,310. Bay City Capital Management LLC, in its capacity as the General Partner of The Bay City Capital Fund I, L.P., may be deemed to beneficially own 1,379,310 shares of the Issuer.

     (b)        3.48%

     (c)        (i)    Sole power to vote or direct vote: 0 shares
                (ii)   Shared power to vote or direct vote: 1,379,310 shares
                (iii)  Sole power to dispose or to direct the disposition:
                       0 shares
                (iv)   Shared power to dispose or direct the disposition:
                       1,379,310 shares

ITEM 5       Ownership of Five Percent or Less of a Class:
             --------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.      Ownership of More Than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------

             Not applicable.

CUSIP No. 054635107                   13G                Page 15 of 21 Pages


ITEM 7.      Identification and Classification of Subsidiary:
             -----------------------------------------------

             Not applicable.

ITEM 8.      Identification and Classification of Group:
             ------------------------------------------

             Not applicable.

ITEM 9.      Notice of Dissolution of Group:
             ------------------------------

             Not applicable.

ITEM 10.     Certification:
             -------------

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 054635107                   13G                Page 16 of 21 Pages


ITEM 1.      Issuer's Name and Address of Principal Executive Offices:
             --------------------------------------------------------

     (a)             AXYS PHARMACEUTICALS INC.

     (b)             180 Kimball Way
                     South San Francisco, CA 94080

ITEM 2.      Information Concerning Person Filing:
             ------------------------------------

     (a)             Bay City Capital Acquisition III LLC

     (b)             750 Battery Street, Suite 600
                     San Francisco, California 94111

     (c)             Delaware

     (d)             Common Stock

     (e)             054635107

ITEM 3.     Status of Person Filing:
            ------------------------

            Not applicable.

ITEM 4.     Ownership:
            ---------

     (a) 1,103,448. BCC Acquisition III LLC, in its capacity as limited partner of NANAF, may be deemed to beneficially own 1,103,448 shares of the Issuer.

     (b)    2.79%

     (c)    (i)   Sole power to vote or direct vote: 0 shares
            (ii)  Shared power to vote or direct vote: 1,103,448 shares
            (iii) Sole power to dispose or to direct the disposition:
                  0 shares
            (iv)  Shared power to dispose or direct the disposition: 1,103,448 shares

ITEM 5      Ownership of Five Percent or Less of a Class:
            --------------------------------------------

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.      Ownership of More Than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------

             Not applicable.

CUSIP No. 054635107                   13G                Page 17 of 21 Pages


ITEM 7.      Identification and Classification of Subsidiary:
             -----------------------------------------------

             Not applicable.

ITEM 8.      Identification and Classification of Group:
             ------------------------------------------

             Not applicable.

ITEM 9.      Notice of Dissolution of Group:
             ------------------------------

             Not applicable.

ITEM 10.     Certification:
             -------------

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 054635107                   13G                Page 18 of 21 Pages



ITEM 1.      Issuer's Name and Address of Principal Executive Offices:
             --------------------------------------------------------

     (a)     AXYS PHARMACEUTICALS INC.

     (b)     180 Kimball Way
             South San Francisco, CA 94080

ITEM 2.      Information Concerning Person Filing:
             ------------------------------------

     (a)     NANA Management, L.P.

     (b)     750 Battery Street, Suite 600
             San Francisco, California 94111

     (c)     Delaware

     (d)     Common Stock

     (e)     054635107

ITEM 3.      Status of Person Filing:
             ------------------------

             Not applicable.

ITEM 4.      Ownership:
             ---------

     (a) 1,103,448. NANA Management, L.P., in its capacity as general partner of NANAF, may be deemed to beneficially own 1,103,448 shares of the Issuer.

     (b)     2.79%

     (c)     (i)   Sole power to vote or direct vote: 0 shares
             (ii)  Shared power to vote or direct vote: 1,103,448 shares
             (iii) Sole power to dispose or to direct the disposition:
                   0 shares
             (iv)  Shared power to dispose or direct the disposition: 1,103,448 shares

ITEM 5       Ownership of Five Percent or Less of a Class:
             --------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.      Ownership of More Than Five Percent on Behalf of Another Person:
             ---------------------------------------------------------------

             Not applicable.

CUSIP No. 054635107                   13G                Page 19 of 21 Pages

ITEM 7.      Identification and Classification of Subsidiary:
             -----------------------------------------------

             Not applicable.

ITEM 8.      Identification and Classification of Group:
             ------------------------------------------

             Not applicable.

ITEM 9.      Notice of Dissolution of Group:
             ------------------------------

             Not applicable.

ITEM 10.     Certification:
             -------------

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 054635107                   13G                Page 20 of 21 Pages




                                 SIGNATURES

  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 30, 2001



                              The Bay City Capital Fund I, L.P.

                              By:  Its General Partner
                                   Bay City Capital Management LLC


                                \s\ Fred B. Craves
                               ------------------------------------
                              By:  Fred B. Craves
                              Its:  Manager and Managing Director



                              The North American Nutrition & Agribusiness
                              Fund, L.P.

                              By:  Its General Partner
                                   NANA Management, L.P.

                                   By: Bay City Capital LLC
                                   Its: Advisor and Attorney-In-Fact

                                   \s\ Fred B. Craves
                                    -------------------------------------
                                    By:   Fred B. Craves
                                    Its:  Manager and Managing Director